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                                                                    EXHIBIT 11.1


EARNINGS PER SHARE


CORN PRODUCTS INTERNATIONAL, INC.
COMPUTATION OF NET INCOME PER SHARE OF CAPITAL STOCK

(in thousands, except per share data)

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                                                                                        Year Ended
                                                                                     December 31, 2002
                                                                                     -----------------
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Basic
Shares outstanding at the start of the period                                                35,406
Weighted average of new shares issued during the period                                          --
Weighted average of treasury shares issued during the period for exercise of stock
     options, other compensatory plans, and acquisitions                                        188
Weighted average of treasury shares purchased during the period                                 (14)
                                                                                       ------------
Average shares outstanding - basic                                                           35,580

Effect of Dilutive Securities
Dilutive shares outstanding - assuming dilution                                                 167
                                                                                       ------------
Average shares outstanding - assuming dilution                                               35,747

Net income                                                                             $     63,422

Income Per Share - Basic
         Net income                                                                    $       1.78

Income Per Share - Dilutive
         Net income                                                                    $       1.77
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